Exhibit 99.2

Teamshares and Live Oak Acquisition Corp. V Complete Business Combination

June 19, 2026

NEW YORK, June 19, 2026 (GLOBE NEWSWIRE) — Teamshares Inc. (the “Company”), a tech-enabled acquiror of SMEs, today announced the completion of its previously announced business combination (the “Business Combination”) with Live Oak Acquisition Corp. V (NASDAQ: LOKV) (“Live Oak”), following approval by Live Oak shareholders at an extraordinary general meeting on June 16, 2026.

In connection with closing of the Business Combination, Teamshares received $126.5 million additional capital raised in a concurrent, common stock PIPE with certain institutional investors as well as certain members of Teamshares management (the “PIPE”), which has been funded following approval by Live Oak shareholders of the Business Combination.

In connection with the Business Combination, Ellenoff Grossman & Schole LLP served as U.S. legal counsel to Live Oak and Latham & Watkins LLP served as legal counsel to Teamshares. Ogier served as special Cayman Islands counsel to Live Oak.

Santander US Capital Markets LLC served as financial advisor and capital markets advisor to Teamshares, as well as the placement agent on the PIPE. Compass Point, Northland and Roth also served as capital markets advisors.

About Teamshares

Teamshares is a tech-enabled acquiror of SMEs, intending to be a permanent home when owners retire. Part holdco, part fintech, Teamshares programmatically acquires companies with $0.5 to $5 million of EBITDA from retiring owners, integrates them with the Teamshares platform, and helps employees earn company stock. Founded in 2019, Teamshares operates subsidiaries with consolidated revenue of $490 million across over 40 industries and 30 states. Learn more at https://www.teamshares.com/investors.

About Live Oak Acquisition Corp. V

Live Oak Acquisition Corp. V (NASDAQ: LOKV) is the fifth SPAC sponsored by Live Oak Merchant Partners, an experienced team of operators and investors with a track record of successful public-market combinations.

Contacts

Investor Relations: Investors@teamshares.com

Press: Press@teamshares.com